SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 12, 2002

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

SEC Financing Order and NRG Financing Support

As part of its approval of the merger to form Xcel Energy in August 2000, the SEC authorized the Company to invest up to $1.2 billion in Exempt Wholesale Generators (EWGs) and Foreign Utility Companies (FUCOs), representing 50 percent of Xcel Energy’s consolidated retained earnings (as defined under Rule 53 under the Public Utility Holding Company Act of 1935 (PUHCA)). As of December 31, 2001, Xcel Energy had invested approximately $929 million in EWGs and FUCOs, largely through NRG. Xcel Energy had requested the SEC grant additional authority so that the total investment level could increase to 100 percent of Xcel Energy’s consolidated retained earnings (as defined under Rule 53 under PUHCA), which at December 31, 2001 was $2.47 billion.

On March 7, 2002, the SEC issued an order which granted the requested authority to Xcel Energy, to use proceeds of securities issuances to invest an amount up to 100 percent of its consolidated retained earnings in EWGs and FUCOs. This order was subject to continued compliance with certain undertakings made by Xcel Energy, which includes a requirement that Xcel Energy maintain a common equity ratio of at least 30 percent of its consolidated capitalization.

Subsequent to Dec. 31, 2001 (through March 11, 2002), Xcel Energy advanced $300 million to NRG as subordinated debt. Xcel Energy plans to cancel this debt if the NRG exchange offer and merger are completed, or convert the $300 million into NRG equity if the NRG exchange offer and merger are not completed.

NRG Capital Expenditures

In the 2001 financial disclosures provided in a Form 8-K filed on February 25, 2002, Xcel Energy projected NRG capital expenditures of approximately $1.6 billion for 2002. NRG continues to project this level of spending for its 2002 construction activity.

In addition to these amounts, NRG also expects to require capital to fund asset acquisitions of approximately $1.8 billion for 2002. These acquisitions include the generation assets of FirstEnergy Corp. and the fossil generating assets of Conectiv.

Although these spending levels represent a current estimate, NRG’s future capital requirements may vary significantly, depending on: (a) the success, timing and level of involvement in projects under consideration; (b) access to reasonably priced external capital markets, which can be influenced by credit rating agency evaluations; and (c) developments related to Xcel Energy’s proposed financing support, including actions taken by minority stockholders of NRG in response to Xcel Energy’s exchange offer.

This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-Q for the quarter ended September 30, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ Edward J. McIntyre Edward J. McIntyre Vice President and Chief Financial Officer

March 12, 2002